Exhibit 99.1
ARRIS Releases Details of $1.2B Acquisition of TANDBERG Television and Tuesday, January 16th, 8:30 AM EST Conference Call
1/15/2007 — Suwanee, GA: ARRIS Group, Inc. (Nasdaq: ARRS) has agreed to launch a public tender offer for TANDBERG Television, one of the world’s leading suppliers of digital video and IPTV hardware, software and services for 96 Norwegian Kroner per share, comprised of a mix of cash and newly issued ARRIS shares. The transaction provides ARRIS the depth and scale to prosper in the high growth video content creation, management and distribution markets to complement its market leadership in voice over IP and high speed data solutions. The offer values the transaction at approximately US $1.2B at the exchange rate as of January 12, 2007. TANDBERG Television’s board and senior management are unanimously recommending the offer to its shareholders.
Highlights
At closing, TANDBERG Television shareholders will receive no more than NOK 16 in ARRIS shares and at least NOK 80 in cash for each TANDBERG Television share held. The actual number of shares issued will be determined based upon the average closing price of ARRIS common stock as reported on the NASDAQ Global Market for the 10 trading days preceding the second trading day prior to the date of the closing of the transaction. The number of shares to be issued will not exceed 19.9% of ARRIS’ outstanding shares. Based on the January 12, 2007 exchange rate and closing price for ARRIS shares, ARRIS will issue approximately 15.4M shares or 14.3% of outstanding shares on a fully diluted basis. Subject to actual cash balances at close, ARRIS anticipates that the transaction will be financed with approximately $200 million of new equity, $520 million of new debt with the remainder coming from combined cash reserves. Post transaction the Company expects to have approximately $100 million in cash and access to a new $25 million revolving credit facility. UBS Investment Bank is arranging the debt financing for this transaction. The transaction is expected to be consummated via a tender offer during the second quarter 2007. Jan Christian Opsahl, Chairman of TANDBERG Television since 1988, has agreed to join the board of ARRIS upon completion of the transaction.
ARRIS is being advised in the transaction by UBS Investment Bank, Advokatfirmaet Steenstrup Stordrange DA, and Troutman Sanders LLP. TANDBERG Television is being advised by Deutsche Bank Securities, Inc.; Morris, Manning and Martin; and Wikborg, Rein & Co.
The offer is being made pursuant to a Transaction Agreement between ARRIS and TANDBERG Television that provides for, among other things, the making of the offer, representations and covenants by the parties, restrictions on TANDBERG Television’s ability to further market the company, and the payment to ARRIS of a termination fee under certain circumstances.
Transaction Benefits
Combining the resources and experience of ARRIS and TANDBERG Television will produce a new company, unique in its ability to enable voice, video and data over any network and to any device. ARRIS is a leading global provider of VoIP, data broadband network equipment and consumer premises devices; TANDBERG Television is a market leader in both the digital video sector and the global video processing market with award-winning solutions for advanced compression, on-demand and interactive television.
ARRIS and TANDBERG Television have a strong shared philosophy of innovation and track-records of profitable growth. The new company will have a significant global presence with over

1600 employees and 2000+ customers in more than 100 countries. ARRIS’ strong North American cable business and strategic customers in key international markets will be significantly expanded through TANDBERG Television’s international market leadership position in IPTV, HDTV and on-demand television.
“The combination of ARRIS and TANDBERG Television is positive for the digital media industry and a truly exceptional opportunity for both companies,” said Bob Stanzione, Chairman & CEO of ARRIS. “By bringing together these two market leaders we are able to expand on our vision to be the global leader in the provision of digital IP infrastructure and to enable voice, video and data to be delivered over integrated broadband networks from the content provider to the head-end to the home. With this merger, we are creating a new force, with best-in-class technologies and an outstanding team of people with a unique understanding of all service provider networks, the technologies that enable them, and the content that travels through them.”
Stanzione continued, “The transaction further enhances our growth opportunities by adding several products to our portfolio that enable us to address the global telecom, satellite, and broadcast video markets that have historically been TANDBERG Television’s largest customers. These markets are expected to grow rapidly, allowing ARRIS to capture significant capital spending in these markets. We will give the existing TANDBERG Television team the support they need to continue to satisfy and earn the loyalty of their current and potential customers. In addition, we see many opportunities in leveraging the great engineering resources from both companies to meet the evolving technology needs of our customers worldwide.”
“Our customers are increasingly relying on next generation technologies to help them create and distribute converged and differentiated voice, data and video services,” said Eric Cooney, CEO of TANDBERG Television. “There is a clear benefit in being able to source these solutions from one trusted partner. The combination of ARRIS and TANDBERG Television is ideally placed to provide the technologies, the knowledge and the systems delivery and integration expertise that our customers around the world can rely on to build profitable digital businesses.”
After diligent, thorough review, the Board of Directors of TANDBERG Television has unanimously recommended that the shareholders accept the ARRIS offer. “The on-going industry consolidation amongst our key customer base creates a demand for companies that can offer an increasing scale and scope of supply on a global basis. The combination of ARRIS and TANDBERG Television clearly creates that market leading supplier of voice, video and data solutions,” said Jan Christian Opsahl, Chairman of TANDBERG Television.
“The terms of the transaction are very positive for the continued financial growth of our Company,” said David Potts, ARRIS EVP & CFO. “We anticipate that the transaction will improve our overall gross margin and is expected to be accretive in 2008, excluding amortization of intangibles and non-cash equity compensation expense.” Attached to the press release is a summary of each company’s financial profile.
TANDBERG Television reports its results under International Financial Reporting Standards (“IFRS”). ARRIS reports its results under US GAAP. There are a number of differences between IFRS and US GAAP accounting standards. Historical and pro forma financial information for TANDBERG Television or the combined companies on a US GAAP basis are not presently available but will be reconciled and provided on a Form 8-K filed by ARRIS following the successful completion of the transaction. ARRIS and TANDBERG Television anticipate that such reconciliation will result in both revenues and expenses for TANDBERG Television being recognized in different periods than reported under IFRS. Under certain circumstances, TANDBERG Television revenues and costs recognized under IFRS, but deferred in the US GAAP reconciliation, will not be recognized in future periods as a result of customary purchase accounting. These non- cash US GAAP reconciling adjustments and the non-cash purchase accounting adjustments could be substantial.
Conditions to the Offer
Receipt of valid and unconditional acceptances for more than 90% of TANDBERG Television’s shares. No change in the share capital or number of shares, no dividend, and no issuance of any instrument giving shareholders the right to call shares on the part of TANDBERG Television. Completion of all necessary governmental and regulatory approvals on terms acceptable to ARRIS. No material adverse change and no legislation, regulation, decision of any court or public authority, or other measures including third party actions, beyond ARRIS’ control that would prevent the acquisition. Compliance by TANDBERG with the covenants included in the Transaction Agreement.
Conference Call Details
ARRIS management will conduct a conference call and webcast at 8:30 am EST, Tuesday, January 16, 2007, to discuss the details of this transaction. Information on participating in the conference call and webcast will be available at http://www.arrisi.com/investor_relations/conf_call/. The call will be moderated by Jim Bauer, Vice President of ARRIS Investor Relations. Bob Stanzione, ARRIS Chairman and CEO, Eric Cooney, TANDBERG Television President and CEO, and Dave Potts, ARRIS EVP and CFO will participate. A replay of the call and webcast will also be made available for a period of 12 months following the conference call on the ARRIS website at http://www.arrisi.com.
About ARRIS
ARRIS provides broadband local access networks with innovative high-speed data and telephony systems for the delivery of voice, video and data to the home and business. ARRIS’ complete solutions enhance the reliability and value of converged services from the network to the subscriber. Headquartered in Suwanee, Georgia, USA, ARRIS has design, engineering, distribution, service and sales office locations throughout the world. For more information, please visit http://www.arrisi.com.
About TANDBERG Television
Whether it’s advanced compression systems, on-demand or interactive television, TANDBERG Television (TAT.OL) delivers the technology and expertise that is moving digital video forward. The company’s award-winning solutions are used by the world’s leading network operators, broadcasters and content owners to deliver new viewer experiences and advertising opportunities. With a broad suite of open, standards-based products, TANDBERG Television offers the highest quality digital TV solutions including IPTV, HDTV, video-on-demand, advertising on-demand, and interactive TV applications to customers in the Americas, Asia Pacific, Europe, Middle East and Africa. For more information, please visit http://www.tandbergtv.com.
Forward-looking Statements
This press release contains forward-looking statements which are subject to safe harbors created under the U.S. federal securities laws. These statements include, among others, statements concerning projections of revenues, income and other financial items; plans for future products; growth in the cable equipment market; and growth in demand for high speed access including cable telephony for ARRIS Group Inc, and statements regarding the financial performance of ARRIS following completion of the TANDBERG Television acquisition, its ability to drive the strategic benefits outlined and the timeframe during which the acquisition is expected to close. Statements regarding future events are based on the parties’ current expectations. Actual results may differ materially from those contained in any forward- looking statement. Specific factors which could cause such material differences include, among other things, successful outcome of the offer process for the TANDBERG Television shares, regulatory approval of the acquisition, the potential impact on the business of TANDBERG Television due to uncertainty about the acquisition, the retention of employees of TANDBERG Television and the ability of ARRIS to successfully integrate TANDBERG Television’s opportunities, technology, personnel and operations. All financials for TANDBERG Television are based on IFRS standards. A US GAAP reconciliation is not available at this time. The statements in this presentation that use such words as “believe,” “expect,” “intend,” “anticipate,” “contemplate,” “estimate,” or “plan,” or similar expressions are also forward-looking statements. The above listing of factors is representative and is not intended as an all-encompassing list of such factors. We disclaim any obligation to update forward-looking statements, whether as a result of new information, future events or otherwise.
Additional Information and where to find it
ARRIS intends to file an offering memorandum in connection with the proposed acquisition of TANDBERG Television by ARRIS pursuant to the terms of the Transaction Agreement by and between ARRIS and TANDBERG Television. The offering memorandum will be mailed to the stockholders of TANDBERG Television and the security holders of ARRIS and TANDBERG Television are urged to read the offering memorandum and other relevant materials when they become available because they will contain important information about the offer, ARRIS and TANDBERG Television. Investors and security holders may view copies of these documents (when they are available) and other documents filed with the Oslo stock exchange by going to the ARRIS’ Investor Relations page on its corporate web site at http://www.arrisi.com.
Income Statement Highlights & Cash from Operating Activities

	ARRIS (US GAAP)		TANDBERG TV (IFRS)
	2005	2006-9Mos.	2005		2006-9Mos.
	US$-M (1)	US$-M (1)	NOK-M (1)	US$-M (3)	US$-M (1)(2)
Sales	$680.4	$657.0	1,868.7	$290.0	$265.0
Gross Margin $190.7		$183.4	1,051.6	$163.4	$153.6
% Margin	28.0%	27.9%	56.3%	56.3%	58.0%

Operating Income	$53.7	$67.5	349.0	$54.2	$44.8
% Margin	7.9%	10.3%	18.7%	18.7%	16.9%

Cash from Operating Activities	$25.5	$77.2	281.2	$43.6	$36.9

1	As reported

2	TANDBERG began reporting in US$ in 2006

3	NOK/US$ translation based on 6.44 NOK/US$ exchange rate

Balance Sheet Highlights & Cash from Operating Activities

	ARRIS (US GAAP)			TANDBERG TV (IFRS)(1)
($M)	12/31/2005 (1)	9/30/2006		12/31/2005	9/30/2006
Cash, Cash Equiv & Short Term Investments	$129.5	$478.7	(2)	$75.1	$124.4

Net Working Capital(3)	$263.1	$617.4	(2)	$124.3	$190.2
Debt	$0.0	$276.0	(2)	$0.0	$0.0
Cash
(Net Debt)(4)	$129.5	$202.7	(2)	$75.1	$124.4

1	As reported

2	Includes the impact of the November 2006 $276M convertible Note Offering net of offering expenses

3	Defined as Current Assets minus Current Liabilities

4	Defined as Cash and Cash Equivalents and Short Term Investments minus Debt
Contacts:
Jim Bauer
ARRIS Investor Relations
(678) 473-2647
jim.bauer@arrisi.com